October 31, 2018

First Trust Exchange-Traded Fund II
120 East Liberty Drive
Wheaton, Illinois  60187

Ladies and Gentlemen:

      This letter supersedes that certain letter agreement by and among First Trust Portfolios L.P. and First Trust Exchange-Traded Fund II (the "Trust"), dated as of January 30, 2018, with respect to the Trust. It is hereby acknowledged that First Trust Portfolios L.P. serves as the distributor of the shares of each series of the Trust. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of various exchange-traded funds (each, a "Fund," and, collectively, the "Funds") set forth on Exhibit A attached hereto, which may be amended from time to time.

      It is further acknowledged that the Trust has adopted a Distribution and Service Plan (the "Plan") pursuant to Rule l2b-1 under the 1940 Act with respect to the shares of beneficial interest ("Shares") of the Funds. Pursuant to the Plan, each Fund may bear a fee not to exceed 0.25% per annum of such Fund's average daily net assets.

      The purpose of this letter agreement is to agree and acknowledge that the Funds shall not pay, and we shall not collect, any fees pursuant to the Plan any time before the date set forth on Exhibit A attached hereto for each fund.

                                             Very Truly Yours,

                                             FIRST TRUST PORTFOLIOS L.P.

                                             /s/ James M. Dykas
                                             ----------------------------
                                             Name: James M. Dykas
                                             Title: Chief Financial Officer


AGREED AND ACKNOWLEDGED:

First Trust Exchange-Traded Fund II

/s/ Donald P. Swade
-----------------------------------
Name: Donald Swade
Title: Treasurer


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                                   EXHIBIT A

                      FIRST TRUST EXCHANGE-TRADED FUND II


FUNDS                                                                 DATE

First Trust STOXX(R) European Select Dividend Index Fund        January 31, 2020
First Trust FTSE EPRA/NAREIT Developed Markets Real             January 31, 2020
   Estate Index Fund
First Trust Dow Jones Global Select Dividend Index Fund         January 31, 2020
First Trust Global Wind Energy ETF                              January 31, 2020
First Trust Global Engineering and Construction ETF             January 31, 2020
First Trust NASDAQ(R) Clean Edge(R) Smart Grid Infrastructure   January 31, 2020
   Index Fund
First Trust Indxx Global Natural Resources Income ETF           January 31, 2020
First Trust Indxx Global Agriculture ETF                        January 31, 2020
First Trust BICK Index Fund                                     January 31, 2020
First Trust Nasdaq Smartphone Index Fund                        January 31, 2020
First Trust NASDAQ Global Auto Index Fund                       January 31, 2020
First Trust Cloud Computing ETF                                 January 31, 2020
First Trust International IPO ETF                               January 31, 2020
First Trust Nasdaq Cybersecurity ETF                            January 31, 2020
First Trust IPOX Europe Equity Opportunities ETF                October 1, 2020
First Trust Dow Jones International Internet ETF                October 31, 2020